EXHIBIT 5.1
October 2, 2009
Energy Transfer Partners, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Ladies and Gentlemen:
     We have acted as counsel for Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”) in connection with the proposed offering and sale by the Partnership of 6,000,000 common units (the “Firm Units”) and up to an additional 900,000 common units pursuant to the Underwriters’ option to purchase additional common units (the “Option Units” and together with the Firm Units, the “Units”) pursuant to that certain Underwriting Agreement dated October 1, 2009 (the “Underwriting Agreement”) by and among the Partnership and the several underwriters named therein (the “Underwriters”).
     In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Partnership, Energy Transfer Partners GP, L.P. (the “General Partner”) and Energy Transfer Partners, L.L.C. (“ETP LLC”); (ii) the Registration Statement on Form S-3ASR (Registration No. 333-147990) with respect to the Units being sold by the Partnership (the “Registration Statement”); (iii) the prospectus included in the Registration Statement dated December 11, 2007 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated October 1, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (v) resolutions of the Board of Managers of the general partner of the General Partner dated July 17, 2007 and the pricing committee thereof dated October 1, 2009; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Units will be sold

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston	Suite 200, Houston, TX 77002-6760
London Moscow New York Shanghai Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

October 2, 2009 Page 2
in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units, when issued, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.